As filed with the Securities and Exchange Commission on December 6, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Luxottica Group S.p.A.

(Exact name of Registrant as specified in its charter)

Republic of Italy	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Via C. Cantù 2, Milan, Italy	20123
(Address of principal executive offices)	(Zip Code)

Luxottica Group Tax Incentive Savings Plan

(Full title of the plan)

Michael A. Boxer, Esq.

Senior Vice President & General Counsel

Luxottica U.S. Holdings Corp.

44 Harbor Park Drive

Port Washington, New York 11050

(Name and address of agent for service)

(516) 484-3800

(Telephone number, including area code, of agent for service)

Copies To:

Deutsche Bank Trust Company Americas 60 Wall Street New York, New York 10005 (212) 250-9100	David A. Sakowitz, Esq. Winston & Strawn LLP 200 Park Avenue New York, New York 10166 (212) 294-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)(4)	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Ordinary Shares, par value Euro 0.06 per share	2,500,000 Ordinary Shares	$26.34	$65,850,000	$4,695.12

(1)     Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Luxottica Group Tax Incentive Savings Plan (the “Plan”).

(2)     Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall be deemed to cover any additional Ordinary Shares, par value Euro 0.06 per share, which may be offered pursuant to the Plan as a result of stock splits, stock dividends and certain other events.

(3)     Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices reported for the Registrant’s Ordinary Shares represented by American Depositary Shares, or ADSs, on the New York Stock Exchange on November 29, 2010.

(4)     ADSs evidenced by American Depositary Receipts issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement. Each ADS represents one Ordinary Share.

EXPLANATORY NOTE

This Registration Statement registers an additional 2,500,000 ordinary shares, par value Euro 0.06, of Luxottica Group S.p.A. (the “Registrant”) that may be offered under the Plan.  Registration Statement No. 333-08360, as filed on February 18, 1998, registered 150,000 ADSs to be issued under the Plan.

PART I

Information required by Part I to be included in the Section 10(a) prospectus is omitted from this Registration Statement pursuant to the Note to Part I.  The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

The following are incorporated by reference in this Registration Statement:

(a)   the Registrant’s annual report on Form 20-F for the year ended December 31, 2009, as filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2010;

(b)   the Plan’s annual report on Form 11-K for the year ended December 31, 2009, as filed with the SEC on December 6, 2010;

(c)   The description of the Registrant’s Ordinary Shares, American Depositary Receipts and American Depositary Shares in Item 1 of Registrant’s Registration Statement on Form 8-A, dated December 22, 1989, as amended (File No. 1-10421), Item 9 of the Registrant’s Registration Statement on Form F-1, dated November 13, 1989, as amended (File No. 33-32039), and Item 1 of the Registrant’s Registration Statement on Form F-6 for the Registrant’s American Depositary Receipts, dated March 29, 2006, as amended (File No. 333-132787).

All documents subsequently filed by the Registrant or the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.                    Description of Securities.

Not applicable.

Item 5.                    Interests of Named Experts and Counsel.

Not applicable.

Item 6.                    Indemnification of Directors and Officers.

The Registrant maintains liability insurance policies insuring its directors and officers, subject to the limits of the policies and to the extent permitted by applicable law, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of their acting or having acted as directors or officers.

Item 7.                    Exemption from Registration Claimed.

None.

Item 8.                    Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description

23.1	Consent of Deloitte & Touche S.p.A., filed herewith

23.2	Consent of Grant Thornton LLP, filed herewith

24.1	Powers of Attorney (included on the signature page hereof)

Pursuant to the instruction to Item 8 of Form S-8, no opinion of counsel as to the legality of the ordinary shares registered by this Registration Statement is furnished because no original issue shares are being registered.

The Registrant undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.                    Undertakings.

The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided however, that the undertaking set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act and each filing of the Plan’s annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Milan, Italy, on this 6th day of December, 2010.

LUXOTTICA GROUP S.p.A.

By:	/s/ ENRICO CAVATORTA
Name: Enrico Cavatorta
Title: Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Andrea Guerra and Enrico Cavatorta (with full power to each of them to act alone) as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and the other documents in connection therewith, and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANDREA GUERRA	Chief Executive Officer and Director	December 3, 2010
Andrea Guerra	(Principal Executive Officer)

/s/ ENRICO CAVATORTA	Chief Financial Officer and Director	December 3, 2010
Enrico Cavatorta	(Principal Financial Officer and
Principal Accounting Officer)

Chairman of the Board of Directors
Leonardo Del Vecchio

Deputy Chairman of the Board of Directors
Luigi Francavilla

Director
Roger Abravanel

/s/ MARIO CATTANEO	Director	December 3, 2010
Mario Cattaneo

/s/ ROBERTO CHEMELLO	Director	December 3, 2010
Roberto Chemello

/s/ CLAUDIO COSTAMAGNA	Director	December 3, 2010
Claudio Costamagna

/s/ CLAUDIO DEL VECCHIO	Director	December 3, 2010
Claudio Del Vecchio

/s/ SERGIO EREDE	Director	December 3, 2010
Sergio Erede

/s/ SABINA GROSSI	Director	December 3, 2010
Sabina Grossi

Director
Ivanhoe Lo Bello

Director
Marco Mangiagalli

/s/ GIANNI MION	Director	December 3, 2010
Gianni Mion

Director
Marco Reboa

Pursuant to the requirements of the Securities Act, the undersigned has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Port Washington, NY on this 6th day of December, 2010.

LUXOTTICA GROUP TAX INCENTIVE SAVINGS PLAN

By: Employees’ Benefit Committee of Luxottica U.S. Holdings Corp., as Plan Administrator

By:	/s/ MICHAEL A. BOXER
Name: Michael A. Boxer
Title: Authorized Signatory

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES OF THE REGISTRANT

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement on this 6th day of December, 2010.

By:	/s/ MICHAEL A. BOXER
Name: Michael A. Boxer
Title: Authorized Representative

INDEX TO EXHIBITS

Exhibit No.	Description

23.1	Consent of Deloitte & Touche S.p.A., filed herewith

23.2	Consent of Grant Thornton LLP, filed herewith

24.1	Powers of Attorney (included on the signature page hereof)